Exhibit (a)(1)(C)

[CBRL GROUP, INC. LOGO]

CBRL Group, Inc.

Relating to

Offer to Exchange
Zero Coupon Senior Convertible Notes due 2032
(“New Notes”)
CUSIP No. 12489V ACO
and an exchange fee for all outstanding
Liquid Yield Option™ Notes due 2032
(Zero Coupon-Senior)
(“Old Notes”)
CUSIP Nos. 12489V AB2; 12489V AA4

The exchange offer and withdrawal rights will expire at 5:00 P.M., New York City time, on April 16, 2007, unless extended by CBRL Group, Inc.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is the exchange circular, dated March 20, 2007 (as it may be amended or supplemented, the “exchange circular”) and a form of letter of transmittal (as it may be amended or supplemented, the “letter of transmittal”) relating to the exchange offer (the “exchange offer”) made by CBRL Group, Inc. (the “Company”) to holders of Old Notes to tender for exchange any Old Notes for New Notes and an exchange fee.

The Company is inviting holders of Old Notes to tender for exchange Old Notes for New Notes and an exchange fee upon the terms and subject to the conditions set forth in the exchange circular. The exchange offer is not conditioned on any minimum number of Old Notes being tendered but is subject to certain other conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the exchange circular.

Defined terms used herein and not defined herein shall have the meanings ascribed to them in the exchange circular.

The terms of the New Notes and of the Old Notes are more fully described in the exchange circular. The terms of the New Notes are similar to the terms of the Old Notes, but will differ in the following ways:

•
Net Share Settlement.Upon conversion, holders of New Notes will receive, instead of only shares of our common stock, a combination of cash and shares. The amount of cash will be equal to the lesser of the accreted principal amount (as defined in the exchange circular) of the New Notes and their conversion value. Shares of common stock will be issued to the extent that the conversion value exceeds the accreted principal amount of the New Notes.

•
Redemption at Our Option. We may redeem for cash all or a portion of the Old Notes on or after April 3, 2007 on not less than 30 days nor more than 60 days notice. We may redeem the New Notes at any time after issuance on not less than 15 days nor more than 60 days notice. Upon completion of the exchange offer, subject to market and other conditions, we plan to redeem all New Notes and any Old Notes that remain outstanding.

        For your information and for forwarding to your clients for whom you hold Old Notes registered on the books of The Depository Trust Company (“DTC”) in your name or in the name of your nominee, we are enclosing the following documents:

1.	Exchange circular dated March 20, 2007.

2.
A letter of transmittal for the Old Notes for your use and for the information of your clients, including an Internal Revenue Service Form W-9, a Certificate of Awaiting Taxpayer Identification Number and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

3.
A printed form of letter, including the letter of instructions, which may be sent to your clients for whose accounts you hold Old Notes registered on the books of DTC in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer. This form will enable you, on behalf of your clients, to tender all Old Notes owned by your clients that are held by you on their behalf.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program (“ATOP”).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

Any inquiries you may have with respect to the exchange offer should be addressed to: Global Bondholder Services Corporation (the “exchange / information agent”) at the address and telephone number set forth on the back cover of the exchange circular. Additional copies of the enclosed materials may be obtained from the exchange / information agent. The exchange / information agent will answer questions with respect to the exchange offer solely by reference to the terms of the exchange circular. Alternatively, you may direct questions to the Company at 305 Hartman Drive, Lebanon, Tennessee 37088; telephone (615) 444-5533 - Attn: General Counsel

                Very truly yours,

                CBRL Group, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY OR THE EXCHANGE / INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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